Exhibit 10.4

Execution Version

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of March [ ], 2024, by and among Binah Capital Group, Inc. (the “Company”) and each of the undersigned Stockholders of the Company (the “Stockholders”).

RECITALS

A.      WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the investors (the “Investors”) are entering into that certain Subscription Agreement (the “Subscription Agreement”), pursuant to which the Investors will subscribe for 1,500,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”);

B.      WHEREAS, the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”) provides that in the event that (i) the holders of the outstanding shares of Preferred Stock have not converted all of their shares of Preferred Stock pursuant to the Certificate of Designations, and (ii) the Company fails to cure any breach or default under the Certificate of Designations within 180 days thereafter, the holders of a majority of the outstanding shares of Preferred Stock shall have the right, upon written notice to the Company’s board of directors, to cause the Company to initiate a process for an Acquisition Event (as defined below) (the “Sale Right”);

C.      WHEREAS, as an inducement to enter into the Subscription Agreement, and as one of the conditions to the consummation of the transactions contemplated by the Subscription Agreement, the Stockholders have agreed to enter into this Agreement; and

D.      WHEREAS, each Stockholder agrees to vote the shares of capital stock of the Company over which such Stockholder has voting power as described below (the “Shares”)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Agreement to Vote Shares.

(a)   Definitions. An “Acquisition Event” means (A) the merger, reorganization or consolidation of the Company into or with another corporation (except if the Company is the surviving entity) or other similar transaction or series of related transactions (i) in which 25% or more of the voting power of the Company is disposed, or (ii) in which the stockholders of the Company immediately prior to such merger, reorganization or consolidation own less than 75% of the Company’s voting power immediately after such merger, reorganization or consolidation, the sale of all or substantially all the assets of the Company, or a consolidation or merger of the Company into another entity in which the stockholders of the Company receive cash, securities or other consideration in exchange for the shares of capital stock of the Company held by them or (B) the sale of substantially all or a material portion of the Company’s and its subsidiaries’ assets.

(b)   Actions to be Taken. In the event that the holders of a majority of the outstanding shares of Preferred Stock exercise their Sale Right, and provided that the holders of majority of the issued and outstanding shares of Preferred Stock approve in advance such Acquisition Event, from the date hereof until the Expiration Date (as defined below), each Stockholder hereby agrees:

(i)      If such Acquisition Event requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Acquisition Event and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Acquisition Event.

(ii)      If a Stockholder is the beneficial owner, but not the record holder, of the Shares, such Stockholder agrees to take all actions reasonably necessary to cause the record holder and any nominees to vote all of such Stockholder’s Shares in the manner provided in Section 1(b).

2.       Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to the Company:

(a)     Such Stockholder has, or will have, full legal power, authority and right to vote or to direct the voting of all such Stockholder’s Shares then owned of record or beneficially by such Stockholder as described in this Agreement, without the consent or approval of, or any other action on the part of, any other person. Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of such Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of such Stockholder’s Shares, deposited any of such Stockholder’s Shares in a voting trust, or entered into any arrangement or agreement with any person limiting or affecting his legal power, authority or right to vote such Stockholder’s Shares on any matter.

(b)     The execution and delivery of this Agreement and the performance by such Stockholder of the covenants and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.

3.       Termination. This Agreement shall terminate for each Stockholder on the date (the “Expiration Date”) that the Preferred Stock is no longer outstanding. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

4.       Miscellaneous Provisions.

(a)     Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by the Stockholders and the Company and approved by holders of a majority of the outstanding shares of Preferred Stock.

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(b)     Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(c)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of that state and federal courts located in New York County, New York for any action, dispute or proceeding arising out of this Agreement.

(d)     Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. This Agreement and all the provisions hereof may not be assigned by any Stockholder or the Company without the prior written consent of the other party. The Stockholder is free to transfer its Shares, but any transferee of a Stockholder’s Shares must enter into a joinder to this Agreement (no joinder is required if such Shares are transferred in anonymous open market trading in ordinary brokerage transactions that are not pre-arranged or pre-solicited).

(e)     Intentionally omitted.

(g)     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(h)     Specific Performance; Injunctive Relief. Each Stockholder acknowledges that the Company may be irreparably harmed and that there may be no adequate remedy at law for a breach of any of the covenants or agreements of each Stockholder set forth in this Agreement. Therefore, each Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company upon any such breach, the Company shall have the right to seek specific performance, injunctive relief or any other remedies available to such party at law or in equity.

(i)     Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a):

If to the Company:

Binah Capital Group, Inc.

17 Battery Place, Room 625

New York, New York 10004

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

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If to a Stockholder:

As set forth on such Stockholders signature page

with a copy (which shall not constitute notice) to:

Shearman & Sterling, LLP

401 9th Street, NW, Suite 800

Washington, DC 20004-2128

Attn: Christopher M. Zochowski; Bradley Noojin

Email: chris.zochowski@shearman.com and brad.noojin@shearman.com or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 4(i). Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(j)     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(k)     Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(l)     Third Party Beneficiary. The holders of the Preferred Stock are express third beneficiaries of this Agreement and the Company shall not release the stockholder from its obligations hereunder without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock. In addition, the holders of a majority of the outstanding shares of Preferred Stock shall have the right to enforce this Agreement on behalf of the Company.

[Signatures on the Following Pages]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

BINAH CAPITAL GROUP, INC.

By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

/s/ Craig Gould
Name: Craig Gould

/s/ Larry Roth
Name: Larry Roth

/s/ Lisa Roth
Name: Lisa Roth

/s/ Caroline O'Connell
Name: Caroline O'Connell

/s/ Gary Wilder
Name: Gary Wilder

/s/ Jonathan Massing
Name: Jonathan Massing

HSQ Investment Limited

By:	/s/ Lindsey McMurray
Title: Authorized Signatory

Seaponack LLC

By:	/s/ Michael Nessim
Title: CEO

/s/ David Hudd
Name: David Hudd

UMB Bank

By:	/s/ Madelyn Wallace
Title: Vice President

KPI (Nominees) Limited

By:	/s/ Gary Wilder
Title: Authorized Signatory

MHC Securities, LLC

By:	/s/ Alexander Markowitz
Title: Managing Member

Pollen Street Limited

By:	/s/ Lindsey McMurray
Title: Managing Partner

[Signature Page to Voting Agreement]